Exhibit 2.2

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of as of October 13, 2021 (the “Effective Date”), by and among Yorktown Energy Partners V, L.P., a Delaware limited partnership (“Assignor”), and Riley Exploration Group, LLC, a Delaware limited liability company (the “Company”).

RECITALS:

WHEREAS, Assignor is the record and beneficial owner of 874,413 Units (the “Redeemed Units”);

WHEREAS, the Company desires to sell and redeem the Redeemed Units in exchange for the Company transferring to Assignor 615,784 shares of common stock, par value $0.001 per share, of Riley Exploration Permian, Inc., a Delaware corporation (“REPX”), held by the Company (the “REPX Shares”);

WHEREAS, Assignor is an Affiliate of the Company, and the transfer of the Redeemed Units from Assignor to the Company in connection with such sale and redemption is an Excluded Affiliate Transfer; and

WHEREAS, Assignor and the Company wish to effectuate the sale and redemption of the Redeemed Units in exchange for the transfer of the REPX Shares upon the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

1.1        Definitions.  Capitalized terms used but not defined herein shall have the meanings given such terms in the Amended and Restated Limited Liability Company Agreement of the Company dated December 31, 2020, as amended by that certain Amendment No. 1 dated effective July 25, 2021 (as may be further amended, the “LLC Agreement”).

ARTICLE II
SALE AND REDEMPTION OF THE REDEEMED UNITS

2.1          Sale and Redemption of the Redeemed Units.  Upon the terms and subject to the conditions of this Agreement, and for the consideration set forth in this Agreement, Assignor hereby conveys, transfers, sells, and assigns to the Company, and the Company hereby purchases and redeems from Assignor, the Redeemed Units and any and all rights in connection therewith and belonging thereto, including without limitation all allocations of income and expense, profits, losses and distributions after the Effective Date.

2.2          Consideration; Mutual Release.  In consideration for the Redeemed Units, the Company agrees to take all action necessary to transfer the REPX Shares to Assignor, including, without limitation, executing all stock powers and certifications required or requested by the transfer agent and registrar of REPX or legal counsel to REPX. EXCEPT FOR ANY CLAIM ARISING UNDER THIS AGREEMENT, EACH PARTY (EACH, A “RELEASING PARTY”) HEREBY RELEASES AND FOREVER DISCHARGES THE OTHER PARTY, ITS PRESENT AND FORMER DIRECT OR INDIRECT AFFILIATES AND EACH AND ALL OF THEIR AND THEIR AFFILIATES’ RESPECTIVE EQUITY HOLDERS, MEMBERS, PARTNERS, MANAGERS, EMPLOYEES, DIRECTORS, OFFICERS, REPRESENTATIVES, AGENTS, ADVISORS, SUCCESSORS OR ASSIGNS (EACH, A “RELEASED PARTY”) FROM ANY AND ALL CLAIMS, OBLIGATIONS, DAMAGES, COSTS, COMPENSATION AND LIABILITIES OF ANY KIND OR NATURE WHATSOEVER THAT THE RELEASING PARTY OR ITS SUCCESSORS OR PERMITTED ASSIGNS MAY HAVE NOW OR IN THE FUTURE, KNOWN OR UNKNOWN, LIQUIDATED OR UNLIQUIDATED, DERIVED OR ARISING FROM OR IN CONNECTION WITH THE REDEEMED UNITS OR ASSIGNOR HAVING BEEN A MEMBER. EACH RELEASING PARTY COVENANTS NOT TO SUE ANY RELEASED PARTY FOR ANY MATTER OR CLAIM COVERED BY THIS RELEASE.

2.3        Effect of Redemption; Cancellation of Redeemed Units. Assignor acknowledges and confirms that the purchase and redemption of the Redeemed Units as contemplated by this Agreement shall constitute a full and complete redemption of the Redeemed Units and that, as of the Effective Date, Assignor shall have no further interest or claim in the Redeemed Units. As of the Effective Date, the Redeemed Units shall be automatically cancelled and retired and will cease to exist and be outstanding without any further action by the Company, the Board of Managers or the Members.

2.4          Tax Considerations. No distributions, profits or losses or related income tax allocations as it relates to the Redeemed Units for the period after the Effective Date shall be allocated to Assignors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Assignor as of the date hereof:

(a)          Authorization and Authority. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the valid, legal and binding obligation of the Company and is enforceable against the Company in accordance with the terms hereof. The Company has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(b)          No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with any document, agreement or instrument to which the Company is a party or by which the Company is otherwise bound.

(c)          REPX Shares.  The Company has not sold, assigned, transferred, conveyed, pledged or otherwise disposed of or encumbered any of the REPX Shares. The Company has exclusive good, valid and indefeasible title to the REPX Shares, free and clear of any and all liens, security interests, pledges, restrictions, burdens, options and other encumbrances, other than under any applicable federal or state securities law or regulation (collectively, “Liens”).  Following the assignment and transfer of the REPX Shares to Assignor as contemplated by this Agreement, the REPX Shares shall have been transferred exclusively to Assignor, free and clear of all Liens.  The Company acknowledges and agrees that (i) if not assigned and transferred by the Company hereunder, in the future, the REPX Shares may be sold for a price far in excess of the fair market value of the Redeemed Units, and (ii) the future values of the REPX Shares and the Redeemed Units are unknown and, no matter the degree of any increase, the Company wishes to effect the transactions contemplated by this Agreement.

3.2          Representations and Warranties of Assignor. Assignor hereby makes the following representations and warranties to the Company as of the date hereof:

(a)          Authorization and Authority. This Agreement has been duly authorized and validly executed and delivered by Assignor and constitutes the valid, legal and binding obligation of Assignor and is enforceable against Assignor in accordance with the terms hereof. Assignor has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(b)         No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with any document, agreement or instrument to which Assignor is a party or by which Assignor is otherwise bound.

(c)          Redeemed Units.  Assignor has not sold, assigned, transferred, conveyed, pledged or otherwise disposed of or encumbered any of the Redeemed Units, other than as set forth in the LLC Agreement. Assignor has exclusive good, valid and indefeasible title to the Redeemed Units, free and clear of any and all Liens, other than as set forth in the LLC Agreement.  Following the assignment and transfer of the Redeemed Units to the Company as contemplated by this Agreement (and immediately prior to the cancellation of the Redeemed Units), the Redeemed Units shall have been transferred exclusively to the Company, free and clear of all Liens other than as set forth in the LLC Agreement.  Assignor acknowledges and agrees that (i) if not redeemed by the Company hereunder, in the future, the Redeemed Units may be sold for a price far in excess of the fair market value of the REPX Shares, and (ii) the future values of the Redeemed Units and the REPX Shares are unknown and, no matter the degree of any increase, Assignor wishes to effect the transactions contemplated by this Agreement.

ARTICLE IV
MISCELLANEOUS

4.1         Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted legal representatives, successors, and permitted assigns.

4.2          Amendment. This Agreement may be modified or amended only by a writing duly executed by each party hereto affected by such modification or amendment.

4.3          Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

4.4          No Third-Party Beneficiary. Other than the Released Parties, who are explicitly intended to be third party beneficiaries of Section 2.2, the terms and provisions of this Agreement are intended solely for the benefit of the Assignors and the Company, and their respective successors and permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

4.5          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the parties hereto in respect of the subject matter hereof.

4.6         Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof.

4.7          Further Assurances. Each party hereto shall execute and deliver all such further and additional instruments and agreements and shall take such further and additional actions, as may be reasonably requested by the other party in order to evidence or carry out the provisions of this Agreement or to consummate the transactions contemplated hereby.

4.8          Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns. No party to this Agreement may assign this Agreement without the prior written consent of the other party.

4.9          Legal Counsel. The Company acknowledges that Akin Gump Strauss Hauer & Feld LLP represents Assignor in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, and Akin Gump Strauss Hauer & Feld LLP shall owe no duties directly to the Company. The Company confirms that he has been advised to consult with its own legal, financial and tax advisors regarding this Agreement and the transactions contemplated hereby, and has been afforded the opportunity to consult with advisors that it deems advisable in connection with the negotiation and execution of this Agreement.

4.10        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles that would require the application of the laws of another jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

COMPANY:

RILEY EXPLORATION GROUP, LLC

By:	/s/ Corey N. Riley
Corey N. Riley,
President

ASSIGNOR:

YORKTOWN ENERGY PARTNERS V, L.P.

By:	Yorktown V Company LLC, its general partner

By:	/s/ Bryan H. Lawrence
Bryan H. Lawrence,
Managing Member

Redemption Agreement
Signature Page